SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                SCHEDULE 13G


                 Under the Securities Exchange Act of 1934
                            (Amendment No.    )*


                         DOLLAR GENERAL CORPORATION
                              (Name of Issuer)


                                COMMON STOCK
                       (Title of Class of Securities)


                                256669 10 2
                               (CUSIP Number)


    Check the following box if a fee is being paid with this statement ____. (A fee is not required only if the filing person:
    (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in
    Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)
    (See Rule 13d-7.)

    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
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    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                   CUSIP No.  256669 10 2    13G

    1.   NAME OF REPORTING PERSON - CTS, INC.
         I.R.S. IDENTIFICATION NO.: 61-0973892


    2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a)  ____

                                                              (b)  ____
    3.   SEC USE ONLY



    4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

    NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

    5.   SOLE VOTING POWER

         6,862,968

    6.   SHARED VOTING POWER



    7.   SOLE DISPOSITIVE POWER

         6,862,968
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    8.   SHARED DISPOSITIVE POWER



    9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,862,968

    10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES



    11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         16.4%

    12.  TYPE OF REPORTING PERSON



                                SCHEDULE 13G

    Item 1(a)    Name of Issuer:          Dollar General Corporation

    Item 1(b)    Address of Issuer's      104 Woodmont Blvd.
                 Principal Executive      Suite 500
                 Offices:                 Nashville, TN  37205

    Item 2(a)    Name of Person Filing:   CTS, INC.
                                          104 Woodmont Blvd.,
                                          Suite 500
                                          Nashville, TN  37205

    Item 2(b)    Address of Principal     104 Woodmont Blvd.,
                 Business Office:         Suite 500
                                          Nashville, TN  37205

    Item 2(c)    Citizenship:             United States of America
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    Item 2(d)    Title of Class           Common Stock, $.50 par value
                 of Securities:           (the "Shares")

    Item 2(e)    CUSIP Number:            256669-10-2

    Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                 Not applicable.

    Item 4       Ownership:

                 (a)   Amount Beneficially Owned:  6,862,968

                 (b)   Percent of Class:  16.4%

                 (c)   Number of Shares As to Which Such Person Has:

                       (i)   sole power to vote or direct the vote:

                             6,862,968

                       (ii)  shared power to vote or direct the vote:



                       (iii) sole power to dispose or to direct the
                             disposition of:  6,862,968

                       (iv) shared power to dispose or to direct the disposition of:


    Item 5       Ownership of Five Percent or Less of a Class:
                 Not applicable

    Item 6       Ownership of More Than Five Percent of Behalf of
                 Another Person:

    Item 7       Identification and Classification of Members of the
                 Group:      Not applicable

    Item 8       Identification and Classification of Members of the
                 Group:      Not applicable

    Item 9       Notice of Dissolution of Group:      Not applicable

    Item 10      Certification:    Not applicable



    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


    CTS, INC.

    By: s:/Hurley Calister Turner, Jr.      March 11, 1994
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